FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces First Quarter 2023 Financial Results

PITTSBURGH, April 27, 2023 – The Federal Home Loan Bank of Pittsburgh (FHLBank) announced today unaudited financial results for the first quarter of 2023. FHLBank recorded net income of $123.2 million for the first quarter, and the Board of Directors declared dividends of 7.95% annualized on activity stock and 5.00% annualized on membership stock. Dividends are payable to stockholders on April 28, 2023.

“Our ability to meet strong first quarter advance demand, as a result of industry events, demonstrates our cooperative’s ability to meet dynamic member needs across economic environments,” said Winthrop Watson, President and Chief Executive Officer. “We remain steadfast to our mission of providing on-demand liquidity as well as supporting affordable housing and community development.”

Highlights for first quarter of 2023 include:
▪Net income of $123.2 million
▪Net interest income of $157.4 million
▪Advances at $88.1 billion
▪Mortgage loans held for portfolio, net at $4.6 billion
▪Letters of credit at $23.9 billion
▪Retained earnings at $1.6 billion

Operating Results

FHLBank’s net income totaled $123.2 million for the first quarter of 2023, compared to $18.7 million for the first quarter of 2022. First quarter 2023 performance allowed FHLBank to set aside $13.7 million for the Affordable Housing Program. The $104.5 million increase in net income was driven primarily by:

▪Net interest income was $157.4 million for the first quarter of 2023, an increase of $113.3 million from $44.1 million during the same prior-year period.
–Interest income was $1,239.0 million for the first quarter of 2023, compared to $94.4 million in the same prior-year period. This increase was the result of higher yields driven by significantly higher short-term interest rates and significantly higher average advance balances.
–Interest expense was $1,081.6 million for the first quarter of 2023, compared to $50.3 million in the same prior-year period. This increase was the result of significantly higher short-term interest rates and significantly higher average consolidated obligations.

▪Noninterest income was $7.1 million for the first quarter of 2023 compared to $0.0 million in the same prior-year period. This $7.1 million increase was due primarily to valuation changes in FHLBank's derivative and trading security portfolios as a result of less market volatility and higher letter of credit fees earned.
▪Other expense was $26.1 million for the first quarter of 2023 compared to $22.3 million in the same prior-year period, an increase of $3.8 million. This increase was primarily the result of higher compensation and benefits, and higher assessed expenses from the Finance Agency and the Office of Finance.

Balance Sheet Highlights

At March 31, 2023, total assets were $118.0 billion, compared with $96.1 billion at Dec. 31, 2022. The increase was primarily due to a significant increase in advances, which totaled $88.1 billion at March 31, 2023, compared to $68.9 billion at year-end 2022. The increase in advances was primarily driven by depository member demand for liquidity in response to the stress placed on the banking industry and financial markets during March 2023. Although advance levels increased, it is not uncommon for FHLBank to experience variances in the overall advance portfolio driven primarily by changes in member needs.

Total capital at March 31, 2023, was $5.8 billion, compared to $4.9 billion at Dec. 31, 2022, an increase of $0.9 billion as a result of required purchases of activity stock due to increased advances. Retained earnings at March 31, 2023, was $1.6 billion, relatively unchanged from year-end 2022. Retained earnings at March 31, 2023, included $523.7 million of restricted retained earnings, an increase of $24.7 million from year-end 2022. At March 31, 2023, FHLBank had total regulatory capital of $5.9 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 7.95% and a dividend on subclass B1 (membership) stock equal to an annual yield of 5.00%. These dividends will be calculated on stockholders’ average balances during the period January 1 to March 31, 2023, and credited to stockholders’ accounts on April 28, 2023.

Looking forward, market and business conditions can impact FHLBank's overall performance, as well as the levels of future dividends. FHLBank's intent is to continue to provide meaningful shareholder return; future dividend rates may not correspond directly with the pace of interest rate changes.

Detailed financial information regarding first quarter 2023 results will be available in FHLBank's Quarterly Report on Form 10-Q, which FHLBank anticipates filing no later than May 9, 2023.

About FHLBank Pittsburgh

FHLBank Pittsburgh provides reliable funding and liquidity to its member financial institutions, which include commercial and savings banks, community development financial institutions, credit unions and insurance companies in Delaware, Pennsylvania and West Virginia. FHLBank products and resources help support community lending, housing and economic development. As one of 11 Federal Home Loan Banks established by Congress, FHLBank has been an integral and reliable part of the financial system since 1932. Learn more by visiting www.fhlb-pgh.com.

This document contains “forward-looking statements” - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain and involve risk.

Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions including but not limited to real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; including but not limited to, the discontinuance of the London Interbank

Offered Rate (LIBOR) and the related effect on FHLBank’s LIBOR-based financial products, investments and contracts; the occurrence of man-made or natural disasters, endemics, global pandemics, conflicts or terrorist attacks, or other geopolitical events; political, legislative, regulatory, litigation, or judicial events or actions, including those relating to environmental, social, and governance matters; risks related to mortgage-backed securities (MBS); changes in the assumptions used to estimate credit losses; changes in FHLBank’s capital structure; changes in FHLBank’s capital requirements; changes in expectations regarding FHLBank’s payment of dividends; membership changes; changes in the demand by FHLBank members for FHLBank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for FHLBank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank System’s debt rating or FHLBank’s rating; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligation for which it is the primary obligor and with respect to which FHLBank has joint and several liability; applicable FHLBank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; FHLBank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology and cyber-security risks; and timing and volume of market activity. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the SEC, which are available at www.sec.gov. Forward-looking statements speak only as of the date made and FHLBank has no obligation, and does not undertake publicly, to update, revise or correct any forward-looking statement for any reason.

Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	March 31, 2023	December 31, 2022
ASSETS:
Cash and due from banks	$20.9	$13.2
Investments	24,510.4	22,082.2
Advances	88,064.1	68,856.2
Mortgage loans held for portfolio, net	4,557.7	4,590.9
All other assets	842.9	598.6
Total assets	$117,996.0	$96,141.1

LIABILITIES:
Consolidated obligations	$110,241.0	$90,216.9
All other liabilities	1,960.0	1,026.1
Total liabilities	112,201.0	91,243.0

CAPITAL:
Capital stock	$4,250.6	$3,428.4
Retained earnings	1,599.8	1,536.2
Accumulated other comprehensive income (loss)	(55.4)	(66.5)
Total capital	5,795.0	4,898.1
Total liabilities and capital	$117,996.0	$96,141.1

	For the three months ended March 31,
Condensed Statement of Income	2023	2022
Total interest income	$1,239.0	$94.4
Total interest expense	1,081.6	50.3
Net interest income	157.4	44.1

Provision (reversal) for credit losses	1.5	1.0
Gains (losses) on investments	2.8	(13.5)
Gains (losses) on derivatives and hedging	(3.0)	7.5
All other income	7.3	6.0
All other expense	26.1	22.3
Income before assessments	136.9	20.8

AHP assessment	13.7	2.1
Net income	$123.2	$18.7

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